John W. Hlywak, Jr. (Investors)               Jay Higham  (Media)
Senior Vice President & CFO                   Senior Vice President of Marketing
IntegraMed America, Inc.                      IntegraMed America, Inc.
(914) 253-8000 ext. 4143                      (914) 251-4127
email:  jhlywak@integramed.com                email:  jhigham@integramed.com
        ----------------------                ----------------------
Web Address:  http://www.integramed.com
              -------------------------

Lippert/Heilshorn & Associates
Kim Golodetz (kgolodetz@lhai.com)
              ------------------
(212) 838-3777
Bruce Voss (bvoss@lhai.com)
            --------------
(310) 691-7100
www.lhai.com

          INTEGRAMED AMERICA REPORTS FOURTH QUARTER AND ANNUAL RESULTS
                      --COMPANY BEATS PREVIOUS ESTIMATES -

Purchase, NY, February 21, 2002 -- IntegraMed America, Inc. (Nasdaq: INMD) today announced financial results for the fourth quarter and year ended December 31, 2001.

Reported Results

Revenues for the fourth quarter of 2001 were approximately $20.1 million, a 26.3 percent increase over the $15.9 million from the same period in 2000. The contribution to earnings from operations was approximately $3.2 million in the fourth quarter of 2001, compared to $2.6 million for the same period in 2000, a
22.4 percent increase. Net income for the fourth quarter of 2001 exclusive of adjustments related to reducing a valuation allowance on deferred tax assets, was $486,000 or $0.14 per diluted share, compared to net income of approximately $819,000 or $0.20 per diluted share for the same period in 2000. The fourth quarter of 2001 net income was impacted by higher compensation and other costs related to new initiatives. The Company recorded a one-time item related to the deferred tax valuation allowance in the fourth quarter of 2001 of $4.8 million ($1.47 per diluted share) from the positive impact of reducing the valuation allowance related to the deferred tax assets as the Company has reached a level of sustained profitability and the full valuation allowance is no longer necessary. The Company's cash position is not affected by the removal of the valuation allowance. Net income for the fourth quarter of 2001 was $5.3 million or $1.61 per diluted share.

Revenues for the full year of 2001 were approximately $74.8 million, a 29.3 percent increase from the $57.9 million in the same period in 2000. For the full year of 2001, the contribution to earnings from operations was approximately $10.8 million, up 19.5 percent when compared to $9.1 million for the same period in 2000. Net income for 2001, exclusive of the one-time deferred tax adjustments was $1.7 million or $0.50 per diluted share, compared to net income of approximately $1.9 million or $0.43 per diluted share in 2000. Net income for 2001 was $6.5 million ($4.8 million related to the deferred tax valuation allowance) or $2.01 per diluted share ($1.51 related to the valuation allowance). Earnings per diluted share in 2001 benefited from having fewer shares outstanding as a result of the previously announced stock buyback program. Full year 2001 reported revenues, net income and earnings per diluted share excluding the one-time item exceeded prior Company guidance.

                                    - more -

Pro forma Results

Pro forma results for 2001 were determined by excluding the recognition of a one-time payment of approximately $1.4 million in connection with the early termination of the Company's agreement with a medical center-based Reproductive Science Center. The Company had no other revenue from this agreement in 2001. Also excluded in determining 2001 pro forma results was the net positive impact of removing the valuation allowance related to the deferred tax assets as discussed above. Pro forma results for 2000 were determined by excluding all revenue associated with the medical center-based Reproductive Science Center.

The Company reported fourth quarter 2001 pro forma revenues of $19.7 million, an increase of 30.4 percent compared with pro forma revenues of $15.1 million in the fourth quarter of 2000. The fourth quarter 2001 pro forma contribution to earnings from operations was $2.8 million, an increase of 35.0 percent compared with pro forma contribution to earnings of $2.1 million in the prior year's fourth quarter. For the three months ended December 31, 2001, pro forma net income was $0.2 million, or $0.05 per diluted share, compared with pro forma net income in 2000 of $0.4 million or $0.09 per diluted share. Fourth quarter 2001 pro forma net income was impacted by higher compensation and other costs related to new initiatives.

For the full year of 2001, the Company recorded pro forma revenues of $73.4 million, in line with prior Company guidance. Full year 2001 pro forma contribution to earnings from operations was $9.5 million, up 29.3 percent from $7.4 million last year. The Company's pro forma net income was $581,000, or $0.14 per diluted share, compared with pro forma 2000 net income of $381,000, or $0.06 per diluted share. Pro forma full year 2001 net income and earnings per diluted share exceeded Company guidance, and were up 52.5 percent and 133.3 percent, respectively, compared with 2000.

Management Discussion

"In 2001 we continued to pursue the strategy of establishing a national network of leading fertility centers in major market areas," said Gerardo Canet, President & CEO of IntegraMed America, Inc. "During the year we unbundled our support services and simplified our approach to contracting. These changes enabled us to customize our offering to the unique needs of our customers and lead to the addition of eight new centers to our growing network. We believe these developments help to position us for continued growth and development in the core Business Services segment of our Company."

 "Our exclusive focus on the fertility industry has also allowed us to segment the market and identify new opportunities," continued Mr. Canet. "Investments made during the last two years to take advantage of these opportunities are now providing a meaningful contribution to revenue and earnings growth." For example, in its second full year of operation, IntegraMed Pharmaceutical Services contributed $15.2 million in revenues, a 56.6 percent increase over 2000. Because fertility medication represents approximately 25 percent of the overall cost of treatment, we believe this segment of our business can grow substantially in the future.


                                    - more -

"During 2001, we also began selling treatment packages to patients who do not have insurance coverage for costly fertility treatment, " added Mr. Canet. "Our newest offering, IntegraMed Financial Services, couples traditional credit financing with treatment packages to help patients obtain services who otherwise would not be able to afford treatment. For patients who meet certain financial criteria, we also offer multiple treatments of in vitro fertilization for one fixed payment in advance with the added benefit of a significant refund if the treatment plan does not result in a baby. Consumer response to these innovative financing programs has been very encouraging."

Mr. Canet continued, "We repurchased approximately 880,000 shares of our common stock during the year. Given the current stock price, we have halted our buyback program."

2002 Guidance

Mr. Canet reaffirmed the financial guidance that the Company offered on January 3, 2002. IntegraMed America expects revenues for 2002 to range from $80 million to $85 million and the Company expects 2002 net income to range from approximately $1.1 million to $1.3 million, or approximately $0.30 to $0.35 per diluted share, doubling pro forma net income per diluted share for 2001.

Commenting on the Company's strategy for growth, Mr. Canet said, "We believe that the diversification and unbundling steps we took in 2001 will continue to pay off in 2002. We have high expectations for adding new centers to the network, continuing to grow pharmaceutical revenues and selling greater numbers of treatment packages to patients who do not have insurance."



IntegraMed America, based in Purchase, NY, is focused on the $2 billion infertility industry, and offers products and services to patients, providers, payers and manufacturers. Specifically, the Company provides Business Services to a network of Fertility Centers; distributes pharmaceutical products and financing programs directly to patients; operates www.integramed.com, an award-winning infertility Web site; and conducts clinical research through IntegraMed Research Institute.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements. Actual results may differ materially from the statements made as a result of various factors including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant management contract(s); profitability at Reproductive Science Centers managed by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission (SEC).




                                 -table follows-



                            IntegraMed America, Inc.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              (all amounts in thousands, except per share amounts)



                                                                 For the Three Months         For the Year
                                                                  Ended December 31,       Ended December 31,
                                                                 --------------------      ------------------
                                                                    2001        2000        2001        2000
                                                                 --------      ------      ------      ------
                                                                      (unaudited)

Revenues, Net .................................................   $ 20,107    $ 15,919   $ 74,843    $ 57,864

Costs of services incurred:
   Employee compensation and related expenses .................      7,727       6,195     29,135      22,103
   Direct materials ...........................................      4,244       3,526     16,601      11,954
   Occupancy costs ............................................      1,073         869      4,031       3,356
   Depreciation ...............................................        330         263      1,228       1,249
   Other expenses .............................................      3,578       2,488     13,018      10,143
                                                                  --------    --------   --------    --------
     Total costs of services ..................................     16,952      13,341     64,013      48,805

Contribution ..................................................      3,155       2,578     10,830       9,059
                                                                  --------    --------   --------    --------

General and administrative expenses ...........................      2,312       1,499      7,827       5,880
Amortization of intangible assets .............................        280         215        945         865
Interest expense/(income) .....................................         20          23        102         210
                                                                  --------    --------   --------    --------

Income before income taxes ....................................        543         841      1,956       2,104
Provision for income taxes ....................................     (4,736)         22     (4,557)        187
                                                                  --------    --------   --------    --------

Net income ....................................................      5,279         819      6,513       1,917
Dividends paid and/or accrued on Preferred Stock ..............         33          34        133         133
                                                                  --------    --------   --------    --------
Net income applicable to Common Stock.........................    $  5,246    $    785   $  6,380    $  1,784
                                                                  ========    ========   ========    ========

Weighted average shares - basic ...............................      3,049       3,846      3,081       4,110
Weighted average shares - diluted .............................      3,268       3,905      3,175       4,172

Diluted earnings per share of
   Common Stock...............................................    $   1.61    $   0.20   $   2.01    $   0.43
                                                                  ========    ========   ========    ========

EBITDA ........................................................      1,276       1,442      4,655       4,876
                                                                  ========    ========   ========    ========



                            IntegraMed America, Inc.
                           Consolidated Balance Sheets
                            (all amounts in thousands)

                                                                                    December 31,
                                                                                -------------------
                                                                                 2001        2000
                                                                                ------      -------
                                                                             (unaudited)
                                     ASSETS
Current assets:
   Cash and cash equivalents ...............................................   $  8,505    $  5,306
   Patient accounts receivable .............................................     10,461      10,991
   Business Service fees receivable ........................................       --           237
   Other current assets ....................................................      1,961       1,283
                                                                               --------    --------

       Total current assets ................................................     20,927      17,817

Fixed assets, net ..........................................................      5,263       5,337
Intangible assets, net .....................................................     17,378      17,774
Deferred taxes .............................................................      4,791        --
Other assets ...............................................................        263         367
                                                                               --------    --------

       Total assets ........................................................   $ 48,622    $ 41,295
                                                                               ========    ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable ........................................................   $  1,436    $  1,700
   Accrued liabilities .....................................................      5,228       5,059
   Due to Medical Practices ................................................      4,001       2,450
   Current portion of long-term notes payable and other obligations ........      1,403       1,135
   Patient deposits ........................................................      4,651       2,530
                                                                               --------    --------

       Total current liabilities ...........................................     16,719      12,874
                                                                               --------    --------

Long-term notes payable and other obligations ..............................      1,288       2,434
                                                                               --------    --------
Commitments and contingencies
Shareholders' equity:
   Preferred Stock .........................................................        166         166
   Common Stock ............................................................         31          54
   Capital in excess of par ................................................     47,218      54,149
   Accumulated deficit .....................................................    (16,800)    (23,313)
   Treasury Stock, at cost .................................................       --        (5,069)
                                                                               --------    --------
       Total shareholders' equity ..........................................     30,615      25,987
                                                                               --------    --------

       Total liabilities and shareholders' equity ..........................   $ 48,622    $ 41,295
                                                                               ========    ========


                                      ####